Exhibit 10.2

SECURED PROMISSORY NOTE

Vacaville, California

$3,000,000.00	April 15, 2005

          1.          Obligation.  The undersigned, Large Scale Biology Corporation, a Delaware corporation (“Borrower”) hereby promises to pay to the order of Kevin J. Ryan, (“Lender” or “Holder”) on or before April 17, 2006 (“Maturity Date”), as set forth herein, at Lender’s principal place of business at 3333 Vaca Valley Parkway, Vacaville, CA 95688, or at such other place as Holder may direct, the principal sum of Three Million Dollars ($3,000,000.00), together with interest as set forth in this Note, until the unpaid principal and all interest accrued thereon are paid.  Interest will accrue on the unpaid principal, at a rate equal to the greater of (a) the Prime Rate set from time to time by Bank of America NT & SA plus two percent (2%) per annum or (b) Seven and One-Quarter percent (7.25%) per annum, computed on the basis of a 360 day year and 30 day months (“Interest Rate”).  The principal amount of this Note will be payable in a lump sum on the Maturity Date.  Borrower will pay Interest accruing under this Note each month, on the 15th day of the month, beginning May 15, 2005.  The Interest Rate will float and will be determined on a daily basis.

          In connection with each Financing (as defined below) that closes following the date of this Note, the Holder may elect in writing to accelerate up to the lesser of (i) $1,500,000 of the unpaid principal balance or (ii) the unpaid principal balance then outstanding under this Note, at which time such amount will become immediately due and payable on the later to occur of the date of such closing or thirty (30) days following such written election.  For purposes of this paragraph, a “Financing” means the sale of shares of capital stock (but not issuances of options or warrants to acquire such capital stock) in one transaction or series of related transactions undertaken by the Borrower primarily for capital raising purposes and occurring on or before the Maturity Date for an aggregate purchase price paid to the Borrower of no less than Four Million Dollars ($4,000,000.00).

          As used herein, the term “Holder” shall initially mean Lender, and shall subsequently mean each person or entity to whom this Note is duly assigned.

          2.          Prepayment.  Prepayment of unpaid principal and/or interest due under this Note may be made by Borrower or (without any obligation on the part thereof) by Predictive Diagnostics, Inc., a subsidiary of the Borrower, at any time without penalty.  Unless otherwise agreed in writing by Holder, all payments will be made in lawful tender of the United States and will be applied (a) first, to the payment of accrued interest, and (b) second (to the extent that the amount of such prepayment exceeds the amount of all such accrued interest), to the payment of principal.

          3.          Security.  The Company’s obligations under this Note are secured by a security interest in certain collateral granted by the Company to the original holder of this Note pursuant to the terms of a certain Security Agreement attached hereto as Exhibit A, which agreement is incorporated herein by reference.

          4.          Default; Acceleration of Obligation.  Borrower will be deemed to be in default under this Note and the outstanding unpaid principal balance of this Note, together with all interest accrued thereon, will immediately become due and payable in full, without the need for any further action on the part of Holder, upon the occurrence of any of the following events (each an “Event of Default”):  (a) upon Borrower’s failure to make any payment when due under this Note;  (b) upon the filing by or against Borrower of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief of debtors; provided, however, with respect to an involuntary petition in bankruptcy, such petition has not been dismissed within sixty (60) days after the filing of such petition; or (c) upon the execution by Borrower of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of Borrower’s assets or property.

          5.          Remedies On Default; Acceleration.  Upon any Event of Default, Holder will have, in addition to its rights and remedies under this Note, full recourse against any real, personal, tangible or intangible assets of Borrower, and may pursue any legal or equitable remedies that are available to Holder, and may declare the entire unpaid principal amount of this Note and all unpaid accrued interest under this Note to be immediately due and payable in full.

          6.          Waiver and Amendment.  Any provision of this Note may be amended or modified only by a writing signed by both Borrower and Holder.  Except as provided below with respect to waivers by Borrower, no waiver or consent with respect to this Note will be binding or effective unless it is set forth in writing and signed by the party against whom such waiver is asserted.  No course of dealing between Borrower and Holder will operate as a waiver or modification of any party’s rights or obligations under this Note.  No delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right.  A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

          7.          Waivers of Borrower.  Borrower hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.  This Note may be amended only by a writing executed by Borrower and Holder.

          8.          Governing Law.  This Note will be governed by and construed in accordance with the internal laws of the State of California as applied to agreements between residents thereof to be performed entirely within such State, without reference to that body of law relating to conflict of laws or choice of law.

          9.          Severability; Headings.  The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof.  The headings in this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

          10.          Jurisdiction; Venue.  Borrower, by its execution of this Note, hereby irrevocably submits to the in personam jurisdiction of the state courts of the State of California for the purpose of any suit, action or other proceeding arising out of or based upon this Note.

          11.          Attorneys’ Fees.  If suit is brought for collection of this Note, Borrower agrees to pay all reasonable expenses, including attorneys’ fees, incurred by Holder in connection therewith whether or not such suit is prosecuted to judgment.

          12.          Assignment.  This Note is freely transferable and assignable by Holder, provided that such transfer is made in compliance with all applicable state and federal securities laws.  Any reference to Holder herein will be deemed to refer to any subsequent transferee of this Note at such time as such transferee holds this Note.   This Note may not be assigned or delegated by Borrower, whether by voluntary assignment or transfer, operation of law, merger or otherwise.

          IN WITNESS WHEREOF, Borrower has executed this Note as of the date and year first above written.

BORROWER:

LARGE SCALE BIOLOGY CORPORATION
Agreed to and Acknowledged by:		a Delaware corporation

LENDER:
		By:	/s/ RONALD J. ARTALE
By:	/s/ KEVIN J. RYAN
		Name:	Ronald J. Artale
Name:	Kevin J. Ryan	Title:	Chief Operating Officer, Chief Financial Officer and Senior Vice President